Exhibit 10.1

ASSET PURCHASE AGREEMENT

RELATING TO THE GOBACK PRODUCT LINE

BY AND AMONG

SYMANTEC CORPORATION,

SYMANTEC LIMITED,

ROXIO, INC.,

WILD FILE, INC.

AND

ROXIO CI, LTD.

April 17, 2003

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2003 by and among Symantec Corporation, a Delaware corporation (“Buyer”), Symantec Limited, an entity organized under the laws of Ireland (which is a party hereto for purposes of Section 5.1 hereof only), Roxio, Inc., a Delaware corporation (“Roxio”), Wild File, Inc., a Delaware corporation (“Wild File”), and Roxio CI, Ltd., a Cayman Islands limited company (“RCI”, together with Roxio and Wild File, collectively, “Seller”).

RECITALS

A. Roxio is engaged in the business of developing media software. Among its various products is the “GoBack” system recovery software, which enables users to revert their hard drives to a former condition at a previous point in time and is designed to allow users to recover from system crashes, virus attacks or user errors. The GoBack product and all products and versions thereof (including enterprise and consumer versions), including those currently under development by Seller, and all software code primarily related to or otherwise necessary for such products, are referred to herein as the “Products”, and the business, activities and operations of Seller with respect to the Products, including the development, design, manufacturing, sale and distribution thereof (but excluding general functions such as human resources, accounting, legal or other general and administrative services), are referred to herein as the “Business”. Wild File and RCI also hold certain assets related to the Business.

B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets related to the Business on the terms and conditions set forth in this Agreement.

C. Concurrently herewith, Buyer and Seller are entering into an escrow agreement (the “Escrow Agreement”) pursuant to which a portion of the purchase price to be paid by Buyer hereunder will be held as collateral for Seller’s indemnification obligations hereunder.

D. Concurrently herewith, Buyer and Seller are also entering into a transition services agreement (the “Transition Services Agreement”) pursuant to which Roxio shall continue to provide certain services to Buyer as specified therein for the period of time specified therein in order for Buyer to conduct the Business in an uninterrupted fashion after the date hereof.

NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Accounts Receivable” means all trade accounts receivable and any other evidences of indebtedness of and rights to receive payment and the full benefit of all security for such accounts or rights to payment, in each case that would be characterized as accounts receivable in accordance with GAAP (as defined below).

“affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (where, for purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise).

“Buyer Ancillary Agreements” means the Transition Services Agreement, Assignment and Assumption Agreement and all other documents that Buyer is to execute and deliver pursuant hereto.

“Change of Control” means, with respect to either of Buyer or Seller, any of the following: (i) any sale or transfer of all or substantially all of the assets of such party; (ii) any merger, consolidation or other business reorganization in which the holders of such party’s outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing 50% or more of the combined voting power of the outstanding securities of the surviving entity; or (iii) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding securities of such party.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Seller Technology Assets, whether in tangible or intangible form, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights).

“Employee Plan” means each employment and consulting Contract, pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation agreement, stock, option, bonus or other incentive plan, vacation, sick, holiday or other paid leave plan, severance plan or other similar employee benefit plan maintained by Seller or any of its affiliates which covers any Employee, including all “employee benefit plans” as defined in Section 3(3) of ERISA.

“Employees” are those officers and employees of Seller who dedicate a substantial portion of their working hours or who have made substantial contributions towards the Business, and consultants and independent contractors who perform services in connection with the Business.

“Encumbrance” means any pledge, lien, collateral assignment, security interest, deed of trust, mortgage, title retention device, collateral assignment, claim, license or other contractual restriction (including any restriction on the transfer of any asset, the receipt of income derived from any asset or on the possession, exercise or transfer of any other attribute of ownership of any asset), conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use or any other encumbrance of any kind whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning ascribed to such term in the Escrow Agreement.

“GAAP” means generally accepted accounting principles at the time of any determination, which are applied on a consistent basis. All accounting terms used in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

“Governmental Authority” means any (a) nation, province, state, county, city, town, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Rights” means, collectively, all intellectual property rights enforceable anywhere in the world, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and world wide web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Key Employees” means those persons identified on Schedule 1.1 hereto.

“knowledge” – an individual will be deemed to have “knowledge” of a particular fact, circumstance, event or other matter if (a) such individual is actually aware of such fact or other matter, including, with respect to Seller only, (b) a reasonably prudent individual in such individual’s position could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting his or her duties (including review of documents and records, whether written or electronic, including e-mails sent to or by such individual). Buyer will be deemed to have “knowledge” of a particular fact or other matter if an officer or director of Buyer has “knowledge” (as defined above) of such fact or other matter. Roxio will be deemed to have “knowledge” of a particular fact or other matter if an officer, director, or any of the following employees has “knowledge” (as defined above) of such fact or other matter: Kamal Arafeh, Elliot Carpenter, Philippe Cassereau, Chris Gorog, William Growney, Tom Shea, Stephen Stange and each of the Key Employees.

“Legal Requirement” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law (under law or equity and under any theory of liability), action or governmental order and those arising under any Contract.

“Licensed IP” means those Seller IP Rights (as defined in Section 3.11(a)) that are identified on Schedule 2.9.

“person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Seller Ancillary Agreements” means the Escrow Agreement, Transition Services Agreement, Bill of Sale, the Assignment and Assumption Agreement and all other assignments, certificates and documents that Seller is required to execute and deliver pursuant to this Agreement.

“Seller Technology Assets” means, collectively, all computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Seller’s customer list), know-how, processes, designs, techniques, confidential business information (including Seller’s customer list), and other proprietary information and technologies used primarily in, or which are otherwise necessary for, conducting the Business, including without limitation any of the above related to software programs and updates, upgrades, new versions and new releases of such software programs currently under development by or for Seller, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights) excluding the Licensed IP and the Excluded Assets (as defined in Section 2.2). The Seller Technology Assets include, but are not limited to, the assets described on Exhibit A attached hereto.

“Tax” or “Taxes” means foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including alternative or add-on minimum income, gains, employment, license, documentary, stamp, occupation, recording, transfer, sales, use, excise, franchise, ad valorem, property, property transfer, inventory, value added, withholding and payroll taxes (including all taxes or other payments required to be withheld by an employer and paid over to any Governmental Authority), or other similar governmental charges, fees, customs, duties, levies or assessments, together with any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and acquires, all right, title and interest in and to the Purchased Assets (as defined in Section 2.2), free and clear of all Encumbrances whatsoever, except for Encumbrances upon portions of the Purchased Assets that are specifically identified in Schedule 3.11(h) or Schedule 3.11(m).

2.2 Purchased Assets and Excluded Assets Defined. As used in this Agreement, the term “Purchased Assets” will mean all of the assets and properties (excepting only the Excluded Assets) of every kind and description, wherever located, personal or mixed, tangible or intangible, primarily related to or otherwise necessary for the conduct of the Business by Seller as of the date of this Agreement, including without limitation the following:

(a) all of the Seller Technology Assets;

(b) all of the Documentation;

(c) any and all copies in a tangible medium and any and all other tangible embodiments of all of the Seller Technology Assets and all of the Documentation;

(d) all Seller IP Rights (as defined in Section 3.11(a)) in and to the Seller Technology Assets and the Documentation, including all patents, rights in patent applications and invention rights listed in the Patent Assignment (as defined in Section 2.7(f)) and all marks, copyrights and domain names listed in the Other IP Assignments (as defined in Section 2.7(g)), but excluding the Licensed IP, and;

(e) all Accounts Receivable of Seller arising out of or in connection with the Business (including, without limitation and for purposes of clarity, Accounts Receivable from “enterprise” and any other customers under Assigned Agreements);

(f) those agreements listed on Exhibit B attached hereto (collectively, the “Assigned Agreements”); and

(g) copies of Seller’s marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records (or applicable portions thereof) pertaining to the Purchased Assets and the Business.

As used in this Agreement, the term “Excluded Assets” means any asset of Seller not included as a Purchased Asset hereunder. All Excluded Assets will be retained by Seller or its licensors and will not be sold, assigned, transferred or conveyed to Buyer.

2.3 Assumption of Specified Liabilities; Exclusion of Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby assumes and agrees to pay, perform and discharge when due only (i) those Liabilities of Seller under any Assigned Agreements, but only to the extent that such Liabilities accrued or arose after the date of this Agreement for reasons other than any breach, violation or default by Seller of the terms of the Assigned Agreements, (ii) any Liabilities to the extent that they relate to or arise out of Products shipped or services performed by Buyer on or after the date hereof (provided, however, Buyer Indemnified Persons, as defined in Section 8.1, shall not be precluded from making claims for indemnification by Seller with respect to such Products shipped or services performed to the extent a Buyer Indemnified Person is so entitled pursuant to Article VIII hereof) and (iii) Liabilities arising from (A) returns by distributors or other third parties of Products shipped by Seller (other than with respect to Products shipped to distributors on a consignment basis) solely in connection with the Business as of or prior to the date of this Agreement, and (B) express return, guaranty and warranty obligations for Products shipped and services performed by Seller solely in connection with the Business as of or prior to the date of this Agreement (clauses (A) and (B) collectively, “Return and Warranty Obligations”), not to exceed, in the aggregate, $75,000 of cancelled accounts receivable, refunds or costs to Buyer for materials and labor (clauses (i), (ii) and (iii) collectively, the “Assumed Liabilities”).

2.4 No Other Liabilities Assumed. As a material consideration and inducement to Buyer to enter into this Agreement, Seller hereby retains, and is solely responsible for paying, performing and discharging when due, and Buyer does not assume or otherwise have or acquire any responsibility or Liability for, any and all Liabilities of Seller, whether now existing or hereafter arising (other than the Assumed Liabilities), including, by way of example and not by way of limitation, the following:

(a) any and all Taxes now or hereafter due and payable by Seller or any affiliate of Seller, including any Taxes on, or arising from, the Business prior to the date of this Agreement, and any related Liabilities of Seller and its affiliates;

(b) any and all Taxes attributable to any of the Purchased Assets that relate in any manner to, or first arose during, any time period or portion thereof ending on or before the date of this Agreement, and any related Liabilities of Seller and its affiliates;

(c) any and all trade payables and other accounts payable incurred or accrued by Seller or any of Seller’s affiliates, whether or not relating to the Business, and any related Liabilities of Seller and its affiliates;

(d) any and all Liabilities of Seller or any of its affiliates arising under or related to any lease, agreement, promissory note or credit facility, (other than Assigned Agreements);

(e) any and all Liabilities now or hereafter arising from or with respect to the sale, license, provision, performance or delivery of any products or services of, by or for Seller or any of its affiliates, except as set forth in Section 2.3;

(f) any and all Liabilities arising from any breach or default by Seller or any of its affiliates of any Contract or other commitment of Seller or any of its affiliates;

(g) any and all Liabilities arising under the Employee Plans (as defined in Section 3.17) and any and all Liabilities to current or former employees of Seller related to or arising from or with respect to any act or omission of Seller, including any Liabilities to such employees for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees;

(h) any and all Liabilities arising from the termination by Seller or any of its affiliates of the employment of any current, former or future employees of Seller, any other claims brought against Seller arising from the employment by Seller or any of its affiliates of any person, or arising from any duties or obligations under any employee benefit plans of Seller or any of its affiliates;

(i) any and all present or future Liabilities of Seller or any of its affiliates to employees of Seller under ERISA, and the rulings and regulations promulgated thereunder, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any severance pay obligations of Seller; and

(l) any and all Liabilities relating to or arising out of any of the Excluded Assets.

2.5 Purchase Price and Escrow. The aggregate purchase price for the Purchased Assets being paid by Buyer concurrently with the delivery of this Agreement is $13,000,000 (the “Purchase Price”), of which (a) $10,250,000 has been delivered in cash to Roxio pursuant to Section 2.8 hereof, and (b) $2,750,000 (the “Escrow Fund”) has been deposited in an account with the Escrow Agent. The Escrow Agent will hold the Escrow Fund as collateral to secure Seller’s indemnification obligations for a period of one year from the date hereof (the “Escrow Period”) and will release amounts to satisfy valid claims, all pursuant to the Escrow Agreement and Article VIII hereof.

2.6 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will be deemed to have occurred concurrently with the execution and delivery of this Agreement at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California.

2.7 Deliveries by Seller. Concurrently with the execution and delivery of this Agreement, Seller has delivered or caused to be delivered to Buyer the following items,

documents and certificates, against delivery to Seller of the items, payments, documents and certificates delivered to Seller by Buyer pursuant to Section 2.8:

(a) the Escrow Agreement, which is attached as Exhibit C hereto, executed on (i) Roxio’s behalf by an authorized officer of Roxio, (ii) Wild File’s behalf by an authorized officer of Wild File, and (iii) RCI’s behalf by an authorized officer of RCI;

(b) the Transition Services Agreement, which is attached as Exhibit D hereto, executed on Roxio’s behalf by an authorized officer of Roxio;

(c) the Bill of Sale attached hereto as Exhibit E attached hereto (the “Bill of Sale”) executed on (i) Roxio’s behalf by an authorized officer of Roxio, (ii) Wild File’s behalf by an authorized officer of Wild File, and (iii) RCI’s behalf by an authorized officer of RCI;

(d) the Assignment and Assumption Agreement attached hereto as Exhibit F (the “Assignment and Assumption Agreement”) executed on (i) Roxio’s behalf by an authorized officer of Roxio, (ii) Wild File’s behalf by an authorized officer of Wild File, and (iii) RCI’s behalf by an authorized officer of RCI;

(e) a receipt for the payment of the Purchase Price, executed by an authorized officer of Roxio;

(f) the Purchased Assets and copies of any Licensed IP, which have been delivered to Buyer in the form and to the location to be determined by Buyer in its reasonable discretion at Seller’s cost and expense; provided, that Seller has delivered and Buyer has accepted delivery of the Purchased Assets through electronic delivery (except with respect to tangible assets) or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes so long as Seller retains no copies of any Purchased Assets (except a reasonable number of copies for archival purposes only) following the date of this Agreement and such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset;

(g) the assignments attached hereto as Exhibit G from Seller to Buyer of any and all patent rights, rights in patent applications and invention rights included in the Purchased Assets (the “Patent Assignment”), executed on (i) Roxio’s behalf by an authorized officer of Roxio with his execution notarized, (ii) Wild File’s behalf by an authorized officer of Wild File with his execution notarized, and (iii) RCI’s behalf by an authorized officer of RCI with his execution notarized;

(h) the assignments attached hereto as Exhibits H-J from Seller to Buyer of all registered and unregistered trademarks, service marks, copyrights and domain names included in the Purchased Assets and all pending applications for registration or recordation of any copyrights, trademarks, service marks and domain names included in the Purchased Assets (the “Other IP Assignments”), duly executed on (i) Roxio’s behalf by an authorized officer of Roxio with his execution notarized, (ii) Wild File’s behalf by an authorized officer of Wild File with his execution notarized, and (iii) RCI’s behalf by an authorized officer of RCI with his execution notarized;

(i) copies of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement, each of the Seller Ancillary Agreements, and the consummation of the sale, assignment and delivery of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct as of the date hereof by the Secretary of Seller;

(j) a certificate from the Delaware Secretary of State, California Secretary of State, California Franchise Tax Board and Minnesota Secretary of State dated no earlier than April 10, 2003 regarding the good standing of Roxio with those agencies as of such date, a certificate from the Delaware Secretary of State dated no earlier than April 10, 2003 regarding the good standing of Wild File with such agency as of such date, and a certificate from the Registrar of Companies in the Cayman Islands dated as of March 26, 2003 regarding the good standing of RCI with such agency as of such date, in each case with good standing to be confirmed verbally with each such agency (other than the Registrar of Companies in the Cayman Islands) on the date of this Agreement;

(k) counterparts of the offer letters by Buyer to each of the Key Employees, executed by each such Key Employee; and

(l) evidence of Seller’s receipt of all consents, waivers and approvals from third parties and Governmental Authorities, if any, that are necessary to effect the assignment and transfer to Buyer of good and marketable title to all the Purchased Assets, and the assignment to Buyer of all Assigned Agreements, in each case free and clear of all Encumbrances.

2.8 Deliveries by Buyer. Concurrently with the execution and delivery of this Agreement, Buyer has, against delivery to Buyer of the items, documents and certificates delivered to Buyer by Seller pursuant to Section 2.7, (i) delivered counterparts of the Escrow Agreement, Transition Services Agreement, Bill of Sale and Assignment and Assumption Agreement, executed on Buyer’s behalf by an authorized officer of Buyer, (ii) delivered offer letters from Buyer to each Key Employee, each executed by a duly authorized representative of Buyer, (iii) delivered and paid to Seller $10,250,000 in cash by wire transfer in immediately available funds to an account of Seller previously designated in writing by Seller to Buyer, and deposited with the Escrow Agent $2,750,000 in cash by wire transfer in immediately available funds, (iv) copies of resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements, and the consummation of the sale, assignment and delivery of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct as of the date hereof by the Secretary of Buyer, and (v) a certificate from the Delaware Secretary of State, California Secretary of State and California Franchise Tax Board dated no earlier than April 10, 2003, regarding the good standing of Buyer with those agencies as of such date, with good standing to be confirmed verbally with each such agency on the date of this Agreement.

2.9 License to Buyer. Subject to the terms and conditions of this Agreement and effective as of the closing of the transactions contemplate herein, Seller hereby grants Buyer a nonexclusive, worldwide, royalty-free, fully paid up, perpetual, irrevocable, non-transferable (except subject to Section 9.8, and provided, however, that this license may be transferred and assigned in connection with the sale or transfer of all or substantially all of the Purchased Assets or in connection with a Change of Control of Buyer) and sublicensable license to use, reproduce, distribute, display, perform, disclose, prepare derivative works based upon, make, have made, sell, offer for sale and import the Licensed IP and any related products or services in the conduct of the Business.

2.10 Overlapping Code. Seller represents and warrants to Buyer that it has used diligent efforts to ensure that no software code (including software programs, objects, modules, routines, algorithms and any other software code, in source or object form), other copyrightable works, or inventions (whether or not patentable) that are included within the Purchased Assets are utilized by Seller in or internally in conjunction with any Seller software products or services that are not within the Purchased Assets (i.e., that are not being sold to Buyer). If, despite those efforts, Seller discovers after the date of this Agreement that Seller utilizes some portion of such software code, other copyrightable works or inventions in or internally in conjunction with one or more Seller software products or services that are in production and distribution by Seller, then Seller will notify Buyer immediately upon making that discovery and of the specific overlapping software code, works, or inventions (“Overlapping Code”). Upon reasonable verification, Buyer will grant to Seller a royalty-free, perpetual, non-exclusive, worldwide license to use, reproduce, distribute (directly or indirectly), display, perform, make, have made, sell, offer for sale and import the Overlapping Code, but only to the extent that such Overlapping Code does not constitute a material part of the Purchased Assets, and solely as then utilized in or internally in conjunction with the versions and editions of such Seller software products or services that are then in production and distribution by Seller. Buyer will also grant to Seller a license to modify the Overlapping Code and distribute such modified Overlapping Code, but solely for purposes of bug fixing. Seller shall have no right or license to use such Overlapping Code in any other Seller products or services. Provided that Seller has complied with the requirement of diligent efforts set forth above, Buyer agrees that Seller shall have no liability to Buyer (or its successors and assigns): (i) for any use or distribution (or other commercial exploitation) of the Overlapping Code between the date hereof and the date any license granted in accordance with this Section 2.10 comes into effect; or (ii) if Buyer declines to grant a license because the Overlapping Code is a material part of the Purchased Assets, then, for any use or distribution (or other commercial exploitation) of the Overlapping Code between the date hereof and a reasonable period after Seller notifies Buyer of the Overlapping Code to enable Seller to cease using and remove the Overlapping Code from Seller’s software products or services.

2.11 License to Seller. Subject to the term and conditions of this Agreement and effective as of the closing of the transactions contemplated herein, Buyer hereby grants Seller a nonexclusive, worldwide, royalty-free, fully paid up, perpetual, irrevocable, non-transferable (except in connection with the sale or transfer of all or substantially all of Seller’s product line(s) to which the Current Overlapping Code relates or in connection with a Change of Control of Seller) and sublicensable license to use, reproduce, distribute, display, perform, disclose, prepare derivative works based upon, make, have made, sell, offer for sale and import the Current Overlapping Code and any related products or services in the conduct of Seller’s business. “Current Overlapping Code” means the following two components, $/dev/lib/DiskImageCreate and $/dev/lib/DiskImageRead, each of which is currently identified as being used in the Purchased Assets as well as in other products and services of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as specifically set forth in a disclosure in the letter addressed to Buyer from Seller (including all schedules thereto) that has been delivered by Seller to Buyer concurrently with the parties’ execution of this Agreement and dated as of the date hereof (the “Seller Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article III is true and correct as of the date hereof. Except as otherwise provided herein, each representation and warranty made by Seller hereunder and the statements contained in the Seller Disclosure Letter and its schedules are limited in scope to the Purchased Assets and the Business and shall in no way be deemed to relate to any Excluded Asset or any part of Seller’s business that is not the Business.

3.1 Organization and Good Standing. Roxio and Wild File are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. RCI is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Roxio is qualified to transact business, and is in good standing, in the states of California and Minnesota. Seller is qualified to transact business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the Business, the Purchased Assets or the transactions contemplated by this Agreement.

3.2 Power, Authorization and Validity.

(a) Power and Authority. Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Seller Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, and the sale of the Purchased Assets to Buyer, have been duly and validly approved and authorized by Seller’s Board of Directors, and do not require the approval of Seller’s stockholders nor any other corporate action on the part of Seller.

(b) No Consents. No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Seller to enable Seller to lawfully enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby, including Seller’s sale, assignment, transfer, conveyance and delivery of the Purchased Assets and Seller’s assignment of any Assigned Agreements to Buyer.

(c) Enforceability. This Agreement and each of the Seller Ancillary Agreements have been duly executed and delivered by Seller. Assuming due authorization, execution and delivery by Buyer, this Agreement and each of the Seller Ancillary Agreements are valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, give any rights of acceleration or cancellation under, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Seller (or, in the case of RCI, its applicable organizational documents), each as currently in effect; (ii) any Legal Requirement applicable to Seller or any of the Purchased Assets; (iii) any material Contract, bond, mortgage, indenture, permit, franchise, letter of intent or memorandum of understanding to which Seller is a party or by which Seller is bound, or any Contract by which any of the Purchased Assets are bound, including any Assigned Agreements; or (iv) any privacy policy of Seller. Neither Seller’s entering into this Agreement or any of the Seller Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the transactions contemplated hereby.

3.4 Litigation. There is no action, suit, arbitration, mediation, proceeding or claim of any nature in progress or pending or, to Seller’s knowledge, investigation of any nature in progress, pending or threatened or, to Seller’s knowledge, action, suit, arbitration, mediation or proceeding of any nature threatened, before any Governmental Authority, arbitrator or mediator, against or relating to Seller in connection with the Purchased Assets or the Business or relating to the transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator pending or binding against Seller in connection with the Purchased Assets or the Business or relating to the transactions contemplated hereby. To Seller’s knowledge, there is no reasonable basis for any person to assert a claim against Buyer or Seller based upon: (i) Seller’s entering into this Agreement or any of the Seller Ancillary Agreements or consummating the transactions contemplated hereby or thereby; or (ii) a claim of ownership of or rights in or to any of the Purchased Assets.

3.5 Taxes. Seller has withheld and paid all material Taxes related to the Business and required to be withheld with respect to amounts owing to any employee, creditor, independent contractor or other third party. None of the Purchased Assets is subject to any liens for Taxes (other than for Taxes not yet due and payable). In the hands of Seller, none of the Purchased Assets (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code which debt Purchaser is assuming.

3.6 Seller Financial Statements. Seller has delivered to Buyer as an attachment to Schedule 3.6 an unaudited statement of gross revenue for the fiscal years ended March 31, 2002 and 2001 and the nine months ended December 31, 2002 (collectively, the “Seller Financial Statements”). The Seller Financial Statements: (i) are derived from and are in accordance with the books and records of Seller; (ii) fairly present in all material respects the gross revenues for the periods therein specified; and (iii) are complete and correct in all material respects. Seller has delivered to Buyer projections for the Business for the fiscal year ended March 31, 2004. Such projections were made or given in good faith and Seller had a reasonable basis for making or giving them.

3.7 Absence of Certain Changes. Since December 31, 2002, Seller has operated its Business in the ordinary course consistent with its past custom and practice, and since such date there has not been with respect to Seller any:

(a) any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of the Business or the Purchased Assets, other than a change or effect that has resulted from changes in economic or capital market conditions generally;

(b) incurrence, creation or assumption by Seller of any Encumbrance on any of the Purchased Assets;

(c) purchase, license, sale, assignment or other disposition or transfer, or any Contract or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the Purchased Assets, except as set forth in Schedule 3.11(h);

(d) damage, destruction or loss of any Purchased Asset, whether or not covered by insurance, in excess of $10,000;

(e) amendment of, relinquishment, termination or non-renewal by Seller of any Assigned Agreement or a right or obligation set forth in any Assigned Agreement, or any written or oral indication or assertion by the other party thereto of any material problems with Seller’s services or performance under any Assigned Agreement or its desire to so amend, relinquish, terminate or not renew any Assigned Agreement (or a right or obligation set forth therein);

(f) license, transfer or grant of a right under any Seller IP Rights (as defined in Section 3.11), except as otherwise set forth in Schedule 3.11(h);

(g) increase, or agreement to increase, the salaries, bonuses or other compensation of any Key Employee

3.8 Title to and Condition of Purchased Assets; Sufficiency of Assets.

(a) Seller has good and marketable title to all of the Purchased Assets free and clear of all Encumbrances, except as specifically set forth in Schedule 3.11(h) or Schedule 3.11(m). All tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted. Title to all of the Purchased Assets is freely transferable from Seller to Buyer free and clear of all Encumbrances without obtaining the consent or approval of any person.

(b) The Purchased Assets and the Licensed IP constitute all tangible and intangible assets, computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Seller’s customer list), know-how, processes, designs, techniques, confidential business information (including Seller’s customer list), and other proprietary information and technologies that are necessary to enable Buyer, following the date of this Agreement, to continue to conduct the Business as currently conducted by Seller. Except as specifically set forth on Schedule 3.11(h) and Schedule 3.11(m), none of the Purchased Assets is licensed or leased from any third party, and no lease payments, royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any Contract affecting the Purchased Assets. None of the Purchased Assets is licensed to any third party, except as otherwise set forth in Schedule 3.11(h).

3.9 Contracts and Commitments/Licenses and Permits. Schedules 3.9(a) through (i) set forth a list of each of the following Contracts to which Seller is a party and which relates to any of the Purchased Assets or the Business:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $10,000 or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any Product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (the “Distribution Agreements”);

(c) any Contract providing for the development of any software, content, technology or intellectual property for (or for the benefit or use of) Seller, or providing for the purchase or license of any software, content, technology or intellectual property to (or for the benefit or use of) Seller, which software, content, technology or intellectual property is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of any Product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(e) any Contract, arrangement or understanding for or relating to the employment of any Employee or any other type of Contract, arrangement or understanding with any Employee;

(f) any Contract under which Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g) any Contract that would restrict Buyer from freely setting prices for the Products or Buyer’s services or technologies (including most favored customer pricing provisions) relating to the Business or that grants any exclusive rights relating to the Business to any party;

(h) any Seller IP Rights Agreement (as defined in Section 3.11); and

(i) any Governmental Permit (as defined in Section 3.16).

Except for the Distribution Agreements, of which redacted copies have been provided to Buyer or Buyer’s legal counsel, a true and complete copy of each agreement or document required by these subsections (a) through (h) of this Section 3.9 to be listed on Schedule 3.9 (the “Seller Agreements”) and a copy of each Governmental Permit required by subsection (i) of this Section 3.9 to be listed on Schedule 3.9 has been delivered to Buyer’s legal counsel.

3.10 No Default; No Restrictions.

(a) Each Seller Agreement is in full force and effect. Seller is not, nor to Seller’s knowledge is any other party, in material breach or default under any Seller Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or to Seller’s knowledge, would reasonably be expected to, (i) result in a material violation or breach by Seller or, to Seller’s knowledge, any other party of any of the provisions of any Seller Agreement, or (ii) to Seller’s knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Seller Agreement, (B) the right to a rebate, chargeback, penalty or change in delivery schedule under any Seller Agreement, (C) the right to accelerate the maturity or performance of any obligation of Seller under any Seller Agreement, or (D) the right to cancel, terminate or modify any Seller Agreement. Seller has not received any written or oral notice or other communication regarding any actual or possible material violation or breach of, or default under, any Seller Agreement.

(b) None of the Seller Agreements and none of the Purchased Assets is bound or affected by any Legal Requirement, settlement, Contract or covenant (noncompete or otherwise) that restricts or prohibits, purports to restrict or prohibit, or which could reasonably be expected to have the effect of restricting or prohibiting, Seller or, following the date hereof, Buyer, from freely engaging in the Business as currently conducted, or which includes any grants by Seller of exclusive rights or licenses. Without limiting the foregoing, Seller has not entered into or made any Contract or covenant under which Seller is restricted, or following the date hereof under which Buyer will be restricted, in any material respect from selling, licensing or otherwise distributing any of the Products or related services to any class of customers, in any geographic area, during any period of time or in any segment of the market that will negatively impact the Business as currently conducted.

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3.11 Intellectual Property.

(a) Except as otherwise set forth in Schedule 3.11(h) and Schedule 3.11(m), Seller (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all Seller Technology Assets, all Licensed IP, and all other Intellectual Property Rights used in the conduct of the Business as currently conducted (all of the foregoing being hereinafter collectively referred to as the “Seller IP Rights”). As used herein, the term “Seller-Owned IP Rights” means Seller IP Rights that are owned or exclusively licensed to Seller; and “Seller-Licensed IP Rights” means Seller IP Rights that are not Seller-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement and/or by the Seller Ancillary Agreements will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Seller IP Right (collectively, the “Seller IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right; or (iii) materially impair the right of Seller, and following the date of this Agreement, Buyer, to use, possess, sell or license any Seller IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Seller in excess of $5,000 to any particular third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product), nor in excess of $20,000 in the aggregate, under all Contracts to which Seller is a party and which relate to the Business, as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by Seller to the extent necessary for the conduct of the Business, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Product or related service currently licensed, utilized, sold, provided or furnished by Seller (i) violates any license or Contract between Seller and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Right of any other party. Neither the use, development, manufacture, marketing, license, sale or furnishing of any Product or related service currently under development by Seller, as the Business is currently conducted by Seller, (i) violates any license or Contract between Seller and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any copyrights or trade secrets of any other party. There is no pending or, to Seller’s knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP Right or to make, use, market, sell, copy, or distribute any of the Seller Technology Assets or Seller IP Rights, nor to Seller’s knowledge is there any legitimate basis for any such claim, nor has Seller received any notice asserting that any Seller IP Right or the exercise, manufacture, marketing, use, sale, license, distribution or disposition of any Seller IP Right or Seller Technology Asset conflicts, infringes, or will conflict with or infringe, the rights of any other party, nor, to Seller’s knowledge, is there any legitimate basis for any such assertion.

(d) To Seller’s knowledge, no current or former Employee: (i) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such Employee’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller that is subject to any Contract under which such Employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee by Seller, nor the use by Seller of the services of any consultant or independent contractor, in each case in connection with the Business, subjects Seller to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

(e) Seller has taken all reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Seller IP Rights and to preserve and maintain all Seller’s trade secret rights in the Seller IP Rights. All current and former officers, employees and consultants of Seller having access to proprietary information of Seller, its customers or business partners and inventions owned by Seller, have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions to Seller (in the case of proprietary information of Seller’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements with all current employees and former employees have been delivered to Buyer’s counsel. Seller has secured valid written assignments from all of Seller’s current and former consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller IP Rights.

(f) Schedule 3.11(f) contains a true and complete list of: (i) all registrations, made by or on behalf of Seller with any governmental or quasi-governmental authority anywhere in the world, of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or world wide web URLs or addresses; and (ii) all applications for any such registrations; in each case that relate to the Business.

(g) Seller owns all right, title and interest in and to all Seller-Owned IP Rights (subject to the right, title and interest of the third party that has granted an exclusive license to Seller in any such Seller-Owned IP Rights) free and clear of all Encumbrances (other than licenses and rights listed in Schedule 3.11(h)). Seller’s right, license and interest in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances (other than licenses and rights listed in Schedule 3.11(h)).

(h) Schedule 3.11(h) contains a true and complete list of: (i) all licenses, sublicenses and other Contracts as to which Seller is a party and pursuant to which any person is authorized to use any Seller IP Rights; and (ii) all licenses, sublicenses and other Contracts as to which Seller is a party that relate to the Business and pursuant to which Seller is authorized to use any Seller-Licensed IP Rights.

(i) Schedule 3.11(i) identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Seller Source Code (as defined below) and further describes whether the execution of this Agreement or the consummation of the other transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Seller Source Code. Neither Seller, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other party acting on Seller’s behalf to any party of any Seller Source Code. “Seller Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of such source code, that constitutes Seller-Owned IP Rights.

(j) To Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller IP Rights by any third party, including any employee or former employee of Seller. Seller has not agreed to indemnify any person for any infringement of any Intellectual Property Right of any third party by any Product or related service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by Seller.

(k) All software developed by Seller and licensed by Seller to customers and all services provided by or through Seller to customers in connection with the Business on or before the date hereof conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, Product specifications and Product Documentation and to any representations provided to customers and Seller has no material Liability (and, to Seller’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Seller has made available to Buyer all Documentation relating to the testing of the Products and plans and specifications for Products currently under development by Seller.

(l) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the computer software programs or applications owned by Seller in connection with the Business. No current or former employee, and to Seller’s knowledge no consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Seller IP Rights, has performed services for the government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(m) No software covered by any Seller IP Right has been distributed, in whole or in part, in conjunction with any Public Software. “Public Software” means any software that (i) contains, or is derived in whole or in part from, software that is distributed as free software or open-source software, however denominated (e.g., Linux); or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes software licensed under the GNU General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License and the Sun Industry Standards License.

3.12 Inventories. All inventory developed, manufactured and shipped in connection with the Business (“Inventory”) is of good, usable and merchantable quality in all material respects. The value of the Inventory (as determined in accordance with applicable provisions of GAAP) that had been shipped by Seller to its distributors on a consignment basis and not yet sold as of March 29, 2003 was $50,694 (including the value of consignment units in inventory for Office Depot). Since March 29, 2003, Seller has shipped Inventory to distributors only in the ordinary course of business in amounts that are consistent with past practice. As of such date, Seller had not shipped any other Inventory to distributors with respect to which Seller retained title (through an agency sales model or otherwise). Seller is not in possession of any Inventory not owned by Seller, including goods already sold.

3.13 Customers/Distributors. Schedule 3.13 sets forth (a) the names of all customers and distributors of Seller that ordered Products and related services from Seller with an aggregate value for each such customer or distributor of $10,000 or more during calendar year 2002, and (b) the amount for which each such distributor was invoiced during such period. Seller has not received any notice and does not have any reason to believe that any such customer or distributor that ordered Products and related services from Seller with an aggregate value of $100,000 or more during calendar year 2002 (a “$100,000 Customer”) (i) has ceased or will cease to use the Products or related services, (ii) has substantially reduced or will substantially reduce the use of Products or related services, or (iii) has sought, or is seeking, to reduce the price it will pay for Products or related services, including in each case after consummation of the transactions contemplated hereby. To Seller’s knowledge, no such $100,000 Customer has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

3.14 Accounts Receivable. Schedule 3.14 sets forth a list of all Accounts Receivable of Seller arising out of or in connection with the Business as of March 28, 2003. Seller hereby undertakes to deliver to Buyer, within five days of the date hereof, an updated list of Accounts Receivable of Seller arising out of or in connection with the Business as of the date hereof. All such Accounts Receivable arose in bona fide, arm’s length completed transactions in the ordinary course of business consistent with past practices, and constitutes only valid, undisputed claims.

3.15 Products and Returns.

(a) Warranties. Each of the Products is subject to a limited 30-day warranty, on such other terms and conditions as provided in the agreements previously provided to Buyer, and except as required by applicable Legal Requirements, no Product or related service rendered by or on behalf of Seller in connection with the Business is subject to any guaranty, warranty or

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other indemnity, express or implied, beyond such terms and conditions. As of the date hereof, there is no demand, claim, debt, suit, cause of action, arbitration or other proceeding pursuant to any Seller guaranty, warranty or other indemnity made or asserted or, to Seller’s knowledge, pending by any third party that relates to the Purchased Assets.

(b) Product Liability. Seller does not have any Liability (excluding any liabilities or obligations relating to infringement or misappropriation of Intellectual Property Rights), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced as of or prior to the date of this Agreement by, or related service rendered as of or prior to the date of this Agreement by or on behalf of Seller or any predecessor thereto, that is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other third parties, and is not otherwise fully and adequately reserved against in the Balance Sheet.

(c) Rebates and Return Obligations. Seller has not entered into, or offered to enter into, any Contract, arrangement or understanding (whether written or oral) in connection with the Business pursuant to which Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer or distributor. Other than with respect to Products shipped on a consignment basis as set forth in Section 3.12 hereof, Seller is not currently obligated, and following the date hereof Buyer will not be obligated, to accept returns with respect to any customer or distributor of products sold by Seller prior to the date hereof, or to incur any costs for materials and labor pursuant to any guaranty, warranty or indemnity obligations of Seller, in excess of $75,000. Seller has provided Buyer with all agreements pursuant to which any distributor (in redacted forms), purchaser or other third party may return to Seller any Products.

3.16 Compliance with Laws.

(a) Seller has materially complied, and is now in material compliance with, all Legal Requirements applicable to any of the Purchased Assets or the Business, the violation of which might have an adverse effect on the Purchased Assets or the Business. Seller holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Seller to conduct the Business as currently conducted without any violation by Seller of any material Legal Requirement (“Governmental Permits”), and all such Governmental Permits are in full force and effect. Seller has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation by Seller of any Legal Requirement or any Governmental Permit or any failure by Seller to comply with any term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(b) No bulk sales laws apply to the transactions contemplated by this Agreement.

3.17 Employee Matters.

(a) General. Seller is not a party to any Contracts, arrangements or understandings with Employees that are currently in effect and that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Each Employee is legally permitted to be employed by Seller in the jurisdiction in which such employee is employed. No Employee holds any visa from the United States government, and Seller is not sponsoring any Employees with respect to any visa or other authorization. All Employees were hired in compliance with all laws, statutes, regulations and requirements for the lawful hiring of employees who are not citizens of the United States of America.

(b) Employee Plans. Neither Seller nor any of its affiliates has incurred any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the date of this Agreement, an obligation of Buyer or any of its affiliates. Seller’s Code Section 401(k) (the “401(k) Plan”) plan is qualified under Section 401(a) of the Code and has been so qualified during the period from its adoption to date. Other than the 401(k) Plan, Seller does not have or maintain any Employee Plan qualified or intended to be qualified under Section 401(a) of the Code. The 401(k) Plan is not maintained pursuant to any collective bargaining agreement or arrangement, is not a “multiple employer plan” as defined in Section 413(c) of the Code, and has been amended to reflect the repeal of the “same desk rule” by the Economic Growth and Tax Relief Reconciliation Act of 2001 (and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code). No Employee will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby. In addition, within the past five years, Seller has never been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which it sponsors as employer or in which it participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

(c) Change of Control/Severance Agreements. The execution of this Agreement and the consummation of the transactions contemplated hereby, including the termination of employment of Employees by Seller, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or any other Contract, arrangement or understanding that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or result in any benefit the value of which will be calculated on the basis of the transactions contemplated hereby (each, a “Change of Control Benefit”). No benefit payable or that may become payable by Seller to any Employee pursuant to any Employee Plan or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

(d) Key Employees. To Seller’s knowledge, each Key Employee intends to continue employment with Buyer following the date hereof.

3.18 No Brokers. Neither Seller nor any affiliate of Seller is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement and the Seller Ancillary Agreements or in connection with the transactions contemplated hereby and thereby. Buyer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, any of the Seller Ancillary Agreements, the transactions contemplated hereby and thereby or any act or omission of Seller, any of its employees, officers, directors, stockholders, agents or affiliates.

3.19 No Other Negotiations. Since January 1, 2003, neither Seller nor any of its officers, directors, stockholders, employees, affiliates, attorneys, financial advisors or other agents or representatives has, directly or indirectly, solicited, initiated, sought, entertained, encouraged, facilitated or supported any inquiry, proposal or offer from, furnished any information to, or participated in any discussions or negotiations with, any party (other than Buyer) regarding any acquisition of the Business and/or the Purchased Assets. Seller is not a party to any agreement (other than with Buyer) that restricts Seller’s ability to solicit, initiate, seek, entertain, encourage, facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any party regarding any acquisition of the Business and/or the Purchased Assets.

3.20 Solvency. After due inquiry and negotiation, Seller believes in good faith that the Purchase Price represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto transferred to Buyer under this Agreement. Seller is not now insolvent, and Seller will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to this Agreement (where “insolvent” means that the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets). Immediately after giving effect to the transactions contemplated hereby, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts and judgments promptly in accordance with their terms. Seller is not entering into this Agreement or any of the Seller Ancillary Agreements with the intent to defraud, delay or hinder any of its creditors, and Seller intends to use the Purchase Price to satisfy its existing obligations. None of the transactions contemplated by this Agreement or any Seller Ancillary Agreement will give rise to any right of any creditor of Seller whatsoever to lodge any claim against Buyer or any of the Purchased Assets in the hands of Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each of the representations, warranties and statements contained in the following sections of this Article IV is true and correct as of the date hereof.

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Power; Authorization and Validity.

(a) Buyer has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, and (ii) acquire, own and operate the Purchase Assets and to conduct the Business. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Ancillary Agreements, and the purchase of the Purchased Assets by Buyer, have been duly and validly authorized by all necessary corporate action on the part of Buyer.

(b) No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Buyer to enable Buyer to lawfully enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.

(c) This Agreement and each of the Buyer Ancillary Agreements have been duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by Seller, this Agreement and each of the Buyer Ancillary Agreements are valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a breach or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Buyer, each as currently in effect; or (ii) any law, statute, rule, regulation, order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to Buyer.

4.4 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5 Litigation. There is no action, suit, proceeding or investigation pending, or to the knowledge of Buyer, currently threatened against Buyer that questions the validity of this Agreement, the Buyer Ancillary Agreements or the right of Buyer to enter into this Agreement or the Buyer Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

4.6 Solvency. Buyer is not now insolvent, and Buyer will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to this Agreement (where “insolvent” means that the sum of Buyer’s debts and other probable Liabilities exceeds the present fair saleable value of Buyer’s assets). Immediately after giving effect to the transactions contemplated hereby, (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts and judgments promptly in accordance with their terms. Buyer is not entering into this Agreement or any of the Buyer Ancillary Agreements with the intent to defraud, delay or hinder any of its creditors, and Buyer intends to use the Purchase Price to satisfy its existing obligations. None of the transactions contemplated by this Agreement or any Buyer Ancillary Agreement will give rise to any right of any creditor of Buyer whatsoever to lodge any claim against Seller.

ARTICLE V

OTHER COVENANTS AND AGREEMENTS

5.1 Termination of Symantec Agreement. Roxio, Buyer and Symantec Limited each hereby agrees that the Software License Agreement, dated as of July 6, 2001 and amended on August 31, 2002, among such parties (the “Symantec Agreement”) shall terminate and have no further force or effect, and Roxio, Buyer and Symantec Limited each hereby waives any notice period for such termination that may be provided for in such agreement. The parties to the Symantec Agreement agree that, notwithstanding the above, (i) to the extent Symantec owes any royalties to Roxio under the Symantec Agreement as of the date hereof, such royalties will be paid by Buyer in accordance with the terms of the Symantec Agreement and will not be included in the Purchased Assets, and (ii) to the extent that Buyer’s minimum quarterly payment to Roxio under such agreement exceeds the royalties realized to date in the current quarter, Roxio shall be obligated to provide a refund to Buyer within five (5) business days of the date hereof.

5.2 Payments to Key Employees. Roxio agrees to pay to each Key Employee the full amount of any and all Change of Control Benefits or other similar payments to which such Key Employee is entitled as a result of the transactions contemplated hereby (including without limitation the termination of such Key Employee’s employment with Roxio) within five (5) business days of the date hereof.

5.3 Sublease of Roxio Minnesota Facility. Roxio hereby agrees that Buyer shall have the option to request Roxio, at Buyer’s sole discretion, at any time during the “Term” (as defined in the Transition Services Agreement), to sublease an amount of rentable working space at Roxio’s current facility in Maple Grove, Minnesota sufficient to house up to five employees pursuant to a sublease (the “Sublease”) to be entered into between Buyer and Roxio. Upon the receipt of such request, Roxio hereby agrees to use commercially reasonable efforts to enter into such a Sublease within fifteen (15) days; provided, however, that Buyer acknowledges and agrees that the execution of such a Sublease is subject to the consent of Landlord (as defined below) and that failure by Landlord to consent to the Sublease shall not constitute a breach by Roxio of this Section 5.3. The Sublease shall be made on commercially reasonable terms as mutually agreed between the parties, including monthly rent per rentable square foot of no more than Roxio’s then applicable monthly rent per rentable square foot and with a term ending on the date no earlier than the first to occur of (a) twenty-four (24) months after the effective date of the Sublease, or (b) the date that certain Multi-Tenant Office Building Lease, dated as of September 20, 2000 by and between the Teachers’ Retirement System of the State of Illinois (“Landlord”) and Adaptec, Inc., a Delaware corporation, which was assigned to Roxio pursuant to an Assignment of Lease dated as of May 5, 2001, is terminated.

ARTICLE VI

TAX MATTERS

6.1 Taxes Relating to Sale of Purchased Assets. Any transfer, documentary, sales, use, registration, value-added and other similar taxes applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets and related fees (including any penalties, interest and additions to any such tax) shall be paid by Seller.

6.2 Other Taxes. Seller will be responsible for and will pay any and all Taxes of Seller that do not constitute Assumed Liabilities, and Buyer will be responsible for and will pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) beginning on and after the date of this Agreement.

6.3 Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price among the Purchased Assets as follows: (i) $12,642,625 to intangibles, (ii) $68,297 to inventory, (iii) $285,578 to accounts receivable, (iv) $2,500 to fixed assets and (v) $1,000 to tangibles related to intangibles. Any subsequent adjustments to the Purchase Price will be reflected in the allocation referred to above in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. For internal accounting and all Tax purposes, Buyer and Seller agree to treat, account for and report the transactions contemplated hereby in a manner consistent with the allocation referred to above, and will not take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or in any matter relating to Taxes.

6.4 Treatment of Indemnity Payments. All payments made by Seller to or for the benefit of Buyer pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

6.5 Cooperation. To the extent relevant to the Purchased Assets, each party shall (i) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax return or the conduct of any audit or examination or other proceeding and (ii) retain and provide the other with information that may be relevant to the preparation of a Tax return, or the conduct of an audit, examination or other proceeding relating to Taxes.

ARTICLE VII

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

7.1 Covenants of Seller.

(a) Confidentiality. From and after the date hereof, Seller shall hold in confidence, and shall use its best efforts to have each of its affiliates hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business and the Purchased Assets (including without limitation all information related to Seller IP Rights and other technical and financial data and information related to the Business) and shall not disclose or make use of the same without the written consent of Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by Seller.

(b) Non-Competition. Seller hereby covenants and agrees with Buyer that, at all times during the three (3) years following the date hereof, neither Seller nor any of its affiliates shall engage in any Competing Business (i) in any state of the United States or (ii) in any country in which Seller has conducted business (including, without limitation, any county, state, territory, possession or country in which any customer of Seller is located or in which Seller has solicited business); provided, however, that in the event of a Change of Control of Roxio, this Section 7.1(b) shall not preclude the party obtaining control of Roxio from engaging in a Competing Business so long as no employees of Seller contribute time or know-how towards the Competing Business, and provided that the Competing Business either existed as of such Change of Control or is independently developed by such party wholly separate and independent from Roxio after such Change of Control. Seller acknowledges and agrees with Buyer that Seller shall be deemed for the purpose of this Section 7.1(b) to have engaged in business at a national level in each state of the United States of America. For purposes of this section, “Competing Business” shall mean any business, activity or enterprise that is competitive with or is substantially similar to the Business, and “engaging in” shall mean actively investing in (and shall not include passively investing in any company that makes bona-fide investments), soliciting customers for, owning stock or any other equity interest in, lending money to, guaranteeing the debts or obligations of, permitting one’s name to be used in connection with, or otherwise engaging in, either individually or in partnership or conjunction with any other person or entity. Notwithstanding the above, nothing contained in this Section 7.1(b) shall prohibit Seller or its affiliates from holding and making investments in securities of any corporation or limited partnership whose securities are traded on a national securities exchange or are quoted on NASDAQ or an over-the-counter market, provided that Roxio’s or such affiliates’ equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such corporation or partnership.

(c) Non-Solicitation of Business Partners. In addition to, and not in limitation of, Section 7.1(b) above, Seller agrees with Buyer that, at all times during the three (3) years following the date hereof, Seller will not, either for Seller or for or on behalf of any other person or entity, directly or indirectly (i) induce or influence any customer, supplier, distributor, broker, consultant or any other person or entity that had a business relationship with the Seller prior to the date hereof, to terminate such relationship or to discontinue or reduce the extent of its relationship with Buyer to the extent such relationship relates to the Business, or (ii) attempt to sell, license or provide the same or similar products or services as are now, or have previously been provided by the Business, to current or past customers of the Business; provided, however, that in the event of a Change of Control of Roxio, the agreement in this Section 7.1(c) shall not apply to the party obtaining control of Roxio so long as no employees of Seller contribute time or know-how towards the Competing Business, and provided that the Competing Business either existed as of such Change of Control or is independently developed by such party wholly separate and independent from Roxio after such Change of Control.

(d) Non-Solicitation of Employees and Consultants.

(i) In addition to, and not in limitation of, Sections 7.1(b) and 7.1(c) above, Seller covenants and agrees with Buyer that, at all times during the three years following the date hereof, Seller shall not for its or any of its affiliate’s benefit directly or indirectly solicit, induce or attempt to induce any Key Employee, or any Replacement Employee hired by Buyer in accordance with Section 8.4(b) hereof, to terminate his or her employment with Buyer or any affiliate of Buyer or to take or accept employment with any other party.

(ii) Buyer covenants and agrees with Roxio that, at all times during the three years following the date hereof, Buyer shall not for such Buyer’s or any of its affiliate’s benefit directly or indirectly solicit, induce or attempt to induce any Replacement Employee (except to the extent that such Replacement Employee is hired by Buyer in accordance with Section 8.4(b) hereof) to terminate his or her employment with Roxio or any affiliate of Roxio or to take or accept employment with any other party.

7.2 Remedies. The parties hereto acknowledge that the breach or attempted or threatened breach of any of the provisions of Section 7.1 hereof will result in immediate and irreparable injury to the other party for which party will not have an adequate remedy at law and for which monetary damages are not readily calculable. Therefore, such party shall be entitled to obtain injunctive and other equitable relief restraining and prohibiting such breach or threatened breach, including, without limitation, obtaining a temporary and permanent injunction, enjoining any such breach or attempted or threatened breach (without being required to post a bond or other security or to show any actual damages). The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the parties at law, in equity or otherwise. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Seller with any broader, further or other remedy or protection than those provided in this Article VII.

7.3 Independence of Agreements. The provisions of this Article VII are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement between Buyer and any Key Employee or other Employee.

7.4 Enforceability. Seller acknowledges that, without the provisions of this Article VII hereof, Buyer would not enter into this Agreement or consummate the transactions contemplated hereby. Accordingly, Seller shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that such provisions shall be enforced to the fullest extent permitted by law. Without limiting the generality of the foregoing, if any provision of this Article VII hereof shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid or unenforceable, such provision shall be reformed so that it will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Indemnification Obligations. All representations and warranties of each party contained in this Agreement and the indemnification obligations of each party pursuant to this Article VIII will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, throughout the duration of the Escrow Period; provided, however, that (i) any Buyer Indemnified Person (as defined below) shall be entitled to seek recovery, until the expiration of the applicable statute of limitations, for any claim for recovery of Damages (as defined below) for fraud, willful misrepresentation or willful misconduct on the part of Seller, for any breach of the representations and warranties of Seller contained in Sections 3.1, 3.2 and 3.5 hereof and for indemnification pursuant to Section 8.2(b) hereof (collectively, the “Extended Indemnification Obligations”) and (ii) any Seller Indemnified Person (as defined below) shall be entitled to seek recovery, until the expiration of the applicable statute of limitations, for any claim for recovery of Damages (as defined below) for fraud, willful misrepresentation or willful misconduct on the part of Buyer, for any breach of the representations and warranties of Buyer contained in Sections 4.1 and 4.2 hereof and for indemnification pursuant to Section 8.3(b) hereof (collectively, the “Buyer Extended Indemnification Obligations”). “Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, court or arbitration costs and expenses of investigation and defense relating to such claim. Buyer and its officers, directors, agents, representatives, stockholders, employees and affiliates are referred to herein, individually, as a “Buyer Indemnified Person” and, collectively, as “Buyer Indemnified Persons”. Seller and its respective officers, directors, agents, representatives, stockholders, employees and affiliates are referred to herein, individually, as a “Seller Indemnified Person” and, collectively, as “Seller Indemnified Persons”.

8.2 Indemnification Obligations of Seller. Subject to the limitations set forth in Section 8.1 and Section 8.6, Seller will indemnify and hold harmless the Buyer Indemnified Persons from and against Damages directly or indirectly incurred, resulting from or arising out of:

(a) any breach (or failure to be true and correct as of the date hereof) of any of the representations or warranties (as such representations and warranties are modified by the Seller Disclosure Letter; provided that any disclosures thereunder shall not expand the scope and effect of such representations and warranties), or any breach of any of the covenants or agreements, given or made by Seller in this Agreement or any of the Seller Ancillary Agreements;

(b) any of the Excluded Assets or any of the Liabilities not assumed by Buyer;

(c) any Liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby or any claims asserting that any transaction contemplated hereby constitutes a fraudulent conveyance or any claim of a similar nature;

(d) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to the Purchased Assets and arises from any act or omission of Seller prior to the date of this Agreement, other than Return and Warranty Obligations less than $75,000;

(e) any Return and Warranty Obligations in excess of $75,000, and any other any Liability arising from any return, guaranty and warranty obligations for Products shipped or services rendered by or on behalf of Seller or any Contract, arrangement or understanding (whether written or oral) pursuant to which Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer; and

(f) any Liability (excluding any liabilities or obligations relating to infringement or misappropriation of Intellectual Property Rights, provided that Buyer Indemnified Persons may make claims for infringement or misappropriation to the extent entitled pursuant to Sections 8.2(a)-(e)), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the date of this Agreement by, or service rendered prior to the date of this Agreement by or on behalf of Seller or any predecessor thereto.

8.3 Indemnification Obligations of Buyer. Buyer will indemnify and hold harmless the Seller Indemnified Persons from and against Damages directly or indirectly incurred, resulting from or arising out of:

(a) any breach (or failure to be true and correct as of the date hereof) of any of the representations or warranties, or any breach of any of the covenants or agreements, given or made by Buyer in this Agreement or any of the Buyer Ancillary Agreements; and

(b) any of the Assumed Liabilities.

8.4. Indemnification for Departure of Key Employees.

(a) In addition to the indemnification obligations of Seller pursuant to Section 8.2 above, and subject to Roxio’s right to appoint one or more Replacement Employees as set forth in Section 8.4(b) below, Seller hereby agrees in the event of two Key Employee Resignations, then Buyer shall be entitled to indemnification by Seller hereunder in the amount of $812,500, and in the event of three Key Employee Resignations, then Buyer shall be entitled to indemnification by Seller hereunder in the amount of $1,625,000.

(b) Upon any Key Employee Resignation that triggers Roxio’s indemnification obligations under Section 8.4(a), Roxio shall have the right, in lieu of indemnifying Buyer in accordance with Section 8.4(a) above, to replace such applicable Key Employee (or any Replacement Employee appointed by Roxio and consented to and employed by Buyer pursuant to this Section 8.4(b)) with a Replacement Employee. Buyer shall notify Roxio in writing in the event of any Key Employee Resignation and if Roxio elects to name a Replacement Employee, then it shall arrange for a meeting with Buyer, to occur within ten (10) days of receipt of such notice at a time and on a date mutually acceptable to both parties, to discuss and agree upon a Replacement Employee to be hired by Buyer. Buyer may, for any good faith reason, refuse its consent to any Replacement Employee appointed by Roxio (and shall continue to be entitled to make a claim for Damages pursuant to Section 8.4(a) above), provided, however, that Buyer must consent to at least one of the available Replacement Employees unless Buyer presents a good-faith objective reason that all such Replacement Employees are not qualified. For purposes of this Section 8.4, each reference to a “Key Employee” shall include a Replacement Employee appointed in accordance with this Section 8.4(b) and consented to and employed by Buyer.

(c) Definitions. For purposes of this Section 8.4:

(i) “Key Employee Resignation” means failure by a Key Employee to accept employment with Buyer or to remain continuously employed with Buyer throughout the duration of the Escrow Period; provided, however, that termination of a Key Employee by Buyer without Cause or resignation by a Key Employee for Good Reason or due to death or Disability shall not be deemed a “Key Employee Resignation”.

(ii) “Cause” means (A) Key Employee’s material and repeated noncompliance with employee policies of Buyer applicable to employees of Buyer generally, (B) Key Employee’s material breach of the invention assignment and proprietary information agreement entered into between Key Employee and Buyer, in each case where Key Employee is given written notice of such noncompliance or breach and, if such noncompliance or breach is susceptible to cure, it is not cured within thirty (30) days of Key Employee’s receipt of such notice; (C) Key Employee’s willful participation in acts of fraud or material dishonesty, in either case against Buyer, or any of its customers or business partners; (D) Key Employee’s commission of any willful act of gross misconduct in the performance of his duties as an employee of Buyer; or (E) Key Employee’s conviction of, or plea of nolo contendre with respect to, a felony involving moral turpitude.

(iii) “Good Reason” shall mean the occurrence of any of the following events: (A) Buyer materially reduces Key Employee’s salary or benefits (other than reductions in non-salary benefits applicable to employees generally) offered by Buyer as in effect immediately following the date hereof (unless Key Employee agrees in writing to such reduction); (B) Buyer materially reduces Key Employee’s responsibilities from those held by Key Employee immediately following the date hereof (unless Key Employee agrees in writing to such reduction); (C) the failure by Seller to comply in any material respect with any material term of any written agreement between Key Employee and Seller), in each case where Seller is given written notice of such noncompliance and, if such noncompliance is susceptible to cure, it is not cured within thirty (30) days of receipt of such notice; (D) Buyer requests Key Employee to relocate to a location more than fifty (50) miles away from Maple Grove or Minneapolist/St. Paul, and Key Employee refuses to so relocate (provided that if Key Employee does agree to relocate, then subsequent resignation shall not be deemed to have been made for “Good Reason” under this section 8.4(c)(iii)(D)); or (E) Key Employee resigns in direct and prompt response to material unlawful conduct by Buyer materially affecting such Key Employee.

(iv) A Key Employee shall be deemed to have suffered a “Disability” if, in the opinion of a qualified physician agreed to by both Buyer and Seller, he is unable to perform the major duties of his position because of sickness or injury for a period of at least one hundred and twenty (120) days.

(v) A “Replacement Employee” shall mean one of the Employees listed on Schedule 8.4 hereto.

8.5 Indemnification Procedures. For purposes of this Section 8.5, “Indemnified Party” shall mean the person that is entitled to indemnification hereunder, and “Indemnifying Party” shall mean the person that is obligated to indemnify the Indemnified Party pursuant to the terms hereunder.

(a) Subject to Section 8.1, promptly after the receipt by an Indemnified Party of notice or discovery of any claim, damage, legal action or proceeding for which it may seek indemnification for Damages hereunder (a “Claim”), such Indemnified Party will give the Indemnifying Party written notice of such Claim in accordance with this Section 8.5(a). No delay on the part of the Indemnified Party in giving the Indemnifying Party a notice of Claim will relieve the Indemnifying Party from any of its obligations under this Article VIII unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby. Within thirty days of delivery of such written notice of Claim (or shorter period, if required by applicable

Legal Requirement), the Indemnifying Party shall, (i) in the case of any Claim that is not a Third-Party Claim (as defined below), elect in writing to (A) contest such Claim at the Indemnifying Party’s sole cost and expense or (B) not contest such Claim and (ii) in the case of any Third-Party Claim, elect in writing to (A) at the Indemnifying Party’s sole cost and expense, defend such Third-Party Claim (subject to Section 8.5(d)) using counsel reasonably acceptable to the Indemnified Party or (B) not defend such Third-Party Claim; provided, that the Indemnifying Party may not elect to defend or settle any such Third-Party Claim, and the Indemnified Party shall instead be entitled to defend and settle such Third Party Claim, if (x) such Third-Party Claim includes, in the reasonable judgment of the Indemnified Party’s outside counsel, a credible claim for injunctive relief against the Indemnified Party, (y) Damages sought under such Third-Party Claim, together with Damages sought under any other Claims then in dispute or pending, can reasonably be expected (in the reasonable judgment of the Indemnified Party’s outside counsel) to exceed 200% of the amount remaining in the Escrow Fund, or (z) in the reasonable opinion of the Indemnified Party’s outside counsel, a conflict of interest exists between Buyer and Seller in respect of such Third-Party Claim; provided further, that Buyer agrees that Seller may intervene in such pending Third-Party Claim, in a confidential arbitration in Santa Clara County in accordance with the commercial arbitration rules of the American Arbitration Association or its successor then in effect (or such other confidential proceeding as mutually agreed upon between the parties), for the sole purpose of challenging the legitimacy of the Damages alleged and/or the credibility of a claim for injunctive relief, and that upon a showing by clear and convincing evidence that the determination by the Indemnified Party’s outside counsel as to the measure of potential damages reasonably being expected to exceed 200% of the amount remaining in the Escrow Fund and/or the credibility of the claim for injunctive relief, as applicable, was not reasonable, the Indemnifying Party shall be entitled to defend or settle such Third-Party Claim. In the event that Buyer is the Indemnified Party and shall defend any Third Party Claim as permitted under this Section 8.5(a), then the reasonable costs and expenses incurred by Buyer in connection with such defense (including but not limited to reasonable attorneys’ fees, other professionals’ and experts’ fees, court or arbitration costs and expenses of investigation and defense relating to such Claim) shall be included in the Damages for which Buyer may seek indemnity hereunder; provided, however, that with respect to any such Third-Party Claim that falls within clause (x) but does not fall within clause (y) in the preceding sentence, Buyer’s choice of outside counsel with respect to the defense of such Third-Party Claim (but not with respect to Buyer’s choice of outside counsel for purposes of evaluating the credibility of such claim) must be consented to by Seller, which consent shall not be unreasonably withheld. For purposes of the preceding sentence, withholding of consent by Seller shall only be deemed “reasonable” if Seller objects on the basis of the amount of attorneys’ fees reasonably expected to result from such choice of counsel, and Seller hereby consents to Buyer’s retention of either Fenwick & West LLP, Heller, Ehrman White & McAuliffe LLP and Morrison & Foerster LLP as Buyer’s outside counsel with respect to any such Third-Party Claims. “Third-Party Claim” means (i) in the event that Buyer is the Indemnified Party, any assertion, whether orally or in writing, against any Buyer Indemnified Person of any claim, Damages, legal action or proceeding brought by a third party against such Buyer Indemnified Person that is based upon any of the items listed in Section 8.2, and (ii) in the event that Seller is the indemnified Party, any assertion, whether orally or in writing, against any Seller Indemnified Person of any claim, Damages, legal action or proceeding brought by a third party against such Seller Indemnified Person that is based upon any of the items listed in Section 8.3.

(b) If, with respect to any Claim that is not a Third Party Claim, within the thirty-day period specified in Section 8.5(a), the Indemnifying Party elects in writing not to contest such Claim or fails to make any election in accordance with Section 8.5(a), then the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Damages (subject to Section 8.6) specified in the written notice of such Claim (the “Full Amount”); provided, however, that if the Damages actually incurred by such Indemnified Party in connection with the notice of Claim relating to such Damages (the “Actual Amount”) are less than the Full Amount, then the Indemnified Party shall promptly return to the Indemnifying Party the difference between the Full Amount and the Actual Amount. If, within the thirty-day period specified in Section 8.5(a), the Indemnifying Party elects in writing to contest a Claim that is not a Third-Party Claim, then such Claim will be resolved by either (i) a written settlement agreement executed by the Indemnifying Party and the Indemnified Party, or (ii) in the absence of such a written settlement agreement, litigation in accordance with Section 9.1.

(c) If, within the thirty-day period specified in Section 8.5(a), the Indemnifying Party elects in writing, at the Indemnifying Party’s sole cost and expense, to defend a Third-Party Claim, then (x) the Indemnifying Party will be deemed to have admitted that such Third-Party Claim is an indemnifiable Claim hereunder, (y) the Indemnified Party will have the right to participate, at its own expense, through counsel of its own selection in all proceedings and (z) upon the conclusion or settlement of such Third-Party Claim, the Indemnified Party shall be entitled to recover Damages related to such Third-Party Claim from the Indemnifying Party. If the Indemnifying Party defends a Third-Party Claim, it shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, such Third-Party Claim unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (ii) does not include an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party and (iii) does not include any injunctive or other non-monetary relief.

(d) If, within the thirty-day period specified in Section 8.5(a), the Indemnifying Party elects in writing to not defend a Third-Party Claim or fails to make any election in accordance with Section 8.5(a), then the Indemnified Party will (i) be free to handle the defense of any such Third-Party Claim, (ii) take, in good faith, all necessary steps to contest such Third-Party Claim to conclusion or settlement without requiring the consent of the Indemnifying Party, (iii) notify the Indemnifying Party of the progress of any such Third-Party Claim, (iv) permit the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, to participate in such defense, and (v) provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to such Third-Party Claim and the Indemnified Party’s defense thereof. Upon the conclusion or settlement of a Third-Party Claim, which Third-Party Claim the Indemnifying Party has elected to not defend, the Indemnified Party will provide the Indemnifying Party with written notice of such conclusion or settlement (“Notice of Conclusion”). Within thirty days of delivery of such Notice of Conclusion, the Indemnifying Party shall elect in writing to (A) admit that such Third-Party Claim is an indemnifiable Claim hereunder, in which case the Indemnified Party shall be entitled to recover Damages related to such Third-Party Claim or (B) dispute, in accordance with the provisions of Section 9.1, whether such Third-Party Claim is an indemnifiable Claim hereunder. If the Indemnifying Party fails to make an election in accordance with the preceding sentence, then the Indemnifying Party will be conclusively deemed to have admitted that such Third-Party Claim is an indemnifiable Claim hereunder and the Indemnified Party shall be entitled to recover Damages related to such Third-Party Claim from the Indemnifying Party. In any case, the party not in control of a Third-Party Claim will cooperate with the other party in the conduct of the defense of such Third-Party Claim.

8.6 Limitations on Liability.

(a) Except for claims for equitable relief and the Extended Indemnification Obligations, claims against the Escrow Fund shall be the sole recourse of Buyer Indemnified Persons under this Agreement. Notwithstanding anything herein to the contrary, (i) in seeking indemnification for Damages under this Article VIII, no Buyer Indemnified Person shall make any claim for Damages unless and until the aggregate of all Damages equals or exceeds $65,000, inclusive of legal fees (the “Basket”), in which event such Buyer Indemnified Person may make claims for all Damages (including the first $65,000 thereof); and (ii) the maximum cumulative aggregate total liability (including without limitation any liability for claims under Section 8.4 hereof) of Seller will not exceed the amount of the Escrow Fund (provided that of this amount, Buyer Indemnified Persons shall only be entitled to recover up to $1,625,000 of the Escrow Fund for indemnification claims pursuant to Section 8.4 hereof); provided, however, that the foregoing limitations under (i) and (ii) above will not apply to any indemnification claim by any Buyer Indemnified Person that arises from or as a result of the Extended Indemnification Obligations or for indemnification pursuant to Section 8.2(b).

(b) Notwithstanding anything herein to the contrary, (i) in seeking indemnification for Damages under this Article VIII, no Seller Indemnified Person shall make any claim for Damages unless and until the aggregate of all Damages equals or exceeds $65,000, inclusive of legal fees (the “Basket”), in which event such Seller Indemnified Person may make claims for all Damages (including the first $65,000 thereof); and (ii) the maximum cumulative aggregate total liability of Buyer will not exceed $2,750,000; provided, however, that the foregoing limitations under (i) and (ii) above will not apply to any indemnification claim by any Seller Indemnified Person that arises from or as a result of the Buyer Extended Indemnification Obligations.

8.7 Survival of Claims. Notwithstanding anything contained herein to the contrary, if, before the expiration of the Escrow Period (or the applicable statute of limitations with respect to the Extended Indemnification Obligations) as provided in Section 8.1, a Buyer Indemnified Person sustains Damages and issues a notice of Claim pursuant to Section 8.5(a) with respect to any Claim hereunder, then the Buyer Indemnified Person’s rights hereunder shall survive any expiration of such representation or warranty or indemnification obligation with respect to the matter claimed. In the event a Seller Indemnified Person sustains Damages and issues a notice of Claim pursuant to Section 8.4(a) with respect to any Claim hereunder, then the Seller Indemnified Person’s rights hereunder shall survive any expiration of such representation or warranty or indemnification obligation with respect to the matter claimed.

ARTICLE IX

GENERAL PROVISIONS

9.1 Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created by this Agreement, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in Santa Clara County, California. Each of the parties in this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any California state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including but not limited to a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation of this Agreement or any of the other transactions contemplated hereby in any court other than a California state or federal court. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ISSUE WITHIN ANY ACTION AT LAW OR SUIT IN EQUITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, CONNECTED TO OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY RIGHT OR OBLIGATION CREATED HEREBY.

9.2 Expenses. Each party hereto will bear, pay and be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.3 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 9.3.

(a) if to Seller:	(b) if to Buyer:

c/o Roxio, Inc.	Symantec Corporation
455 El Camino Real	20330 Stevens Creek Blvd.
Santa Clara, California 95050	Cupertino, California 95014
Attention: General Counsel	Attention: Chief Financial Officer
Facsimile: (650) 367-2913	Facsimile: (408) 517-8121

with a copy to:	with a copy to:

O’Melveny & Myers LLP	Fenwick & West LLP
610 Newport Center Drive, 17th Floor	801 California Street
Newport Beach, CA 92660	Mountain View, California 94041
Attention: David Krinsky	Attention: Dan Winnike
Facsimile: (949) 823-6994	Facsimile: (650) 938-5200

9.4 Public Announcements. Seller and Buyer will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, in each case (other than the initial public announcement) except as may be required by any Legal Requirement, the rules of The Nasdaq Stock Market or the order or decree of any court of competent jurisdiction or governmental authority (in which case Seller or Buyer shall attempt to consult with the other if reasonably practicable). No further consultation shall be required with respect to public announcements or disclosures that are substantially similar in content to the initial public announcement of this Agreement and the transactions contemplated hereby. Seller and Buyer shall cause their employees, officers and directors to comply with this Section 9.4.

9.5 Construction of Agreement. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Exhibit, such reference shall be to an exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, such reference shall be to an Article of this Agreement. This Agreement has been negotiated by Buyer and Seller and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.7 Entire Agreement. This Agreement, the Seller Ancillary Agreements, the Buyer Ancillary Agreements, the exhibits hereto and the Seller Disclosure Letter (including all schedules thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral, including without limitation the Mutual Non-Disclosure Agreement and the letter agreement between Buyer and Seller, each dated March 13, 2003. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

9.8 Assignment. This Agreement may not be assigned by Buyer, on the one hand, without the prior written consent of Roxio, nor by Seller on the other hand, without the prior written consent of Buyer, and any purported assignment without such consent will be void; except that any party hereto may, without the other’s consent, assign this Agreement (and any Buyer Ancillary Agreement or Seller Ancillary Agreement, as applicable) (i) with respect to Buyer only, to any of its majority-owned subsidiaries, (ii) by operation of law, (iii) in connection with any merger, consolidation or sale of all or substantially all of its assets used in the business, or (iv) with respect to Buyer only, in connection with the sale of the Business or all or substantially all of the Purchase Assets; provided, however, that no such assignment by any party hereto shall relieve such party of any of its obligations under this Agreement.

9.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Buyer Indemnified Persons under Article VIII.

9.10 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce any provision hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

9.11 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).

9.12 Specific Performance. Buyer and Seller each acknowledge that, in view of the uniqueness of the Purchased Assets, the Business and the transactions contemplated by this Agreement and the Seller Ancillary Agreements, a party would not have an adequate remedy at law for money damages if this Agreement or any Seller Ancillary Agreement is not performed in accordance with its respective terms. Each party to this Agreement therefore agrees that the other party hereto shall be entitled to specific enforcement of the terms of this Agreement and any Seller Ancillary Agreement in addition to any other remedy to which it may be entitled, at law or in equity.

9.13 Remedies Not Limited by Information and Investigation. The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer and the Buyer Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Buyer or any of the other Buyer Indemnified Persons other than as provided in the Seller Disclosure Letter.

9.14 Seller Disclosure Letter. The Seller Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered section in this Agreement, as applicable, and any other provision to which the relevance of such information is readily apparent from the text of such disclosure.

9.15 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYMANTEC CORPORATION		ROXIO, INC.

By:		By:
	Greg Myers Chief Financial Officer and Senior Vice President of Finance		R. Elliot Carpenter Vice President and Chief Financial Officer

SYMANTEC LIMITED (for purposes of Section 5.1 hereof only)		WILD FILE, INC.

By:		By:
	Greg Myers Director		Wm. Christopher Gorog President and Chief Executive Officer

ROXIO CI LTD.

By:
Wm. Christopher Gorog President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

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